AMENDED AND RESTATED

2011 EQUITY INCENTIVE PLAN OF

MANDALAY DIGITAL GROUP, INC.

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) to the Amended and Restated 2011 Equity Incentive Plan (the “Plan”), adopted by Mandalay Digital Group, Inc., a Delaware corporation (the “Company”), is effective as of September 23, 2013. All capitalized terms in this Amendment shall have the same meaning as in the Plan.

Whereas, pursuant to Section 10.1 of the Plan, the Board of Directors of the Company may, in its sole discretion, amend the Plan, or any part thereof, at any time and for any reason; provided that no such amendment alters or impairs any rights or obligations under any award previously granted to any participant in the Plan and provided that the Company shall obtain shareholder approval of any material Plan amendment to the extent necessary or desirable to comply with the rules of the NASDAQ, the Exchange Act, Section 422 of the Code, or other Applicable Law;

Whereas, the Board of Directors deems it to be in the best interests of the Company to amend the Plan such that the annual limitation on awards not be adjusted for the Company’s 1-for-5 reverse common stock split that became effective on April 12, 2013;

Whereas, NASDAQ has formally indicated that no shareholder approval would be need for the amendment contemplated hereby; and

Whereas, the Board of Directors has authorized the Compensation Committee (the “Committee”) to make the amendment contemplated herein.

Now, Therefore, Be It Hereby Resolved, that the Plan is hereby amended, effective upon the Trigger Date, as follows:

1.        Section 9.5 shall be deleted in its entirety and replaced with the following new Section 9.5:

“9.5    Limitations on Awards. No Participant shall be granted an Award or Awards in any Fiscal Year in which the combined number of Shares underlying such Award(s) exceeds 500,000 Shares; provided, however, that such limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 4.3, other than the change in the Company’s capitalization that occurred in connection with the Company’s 1-for-5 reverse common stock split that became effective on April 12, 2013.”

Resolved, the “Trigger Date” shall be the earliest to occur of (a) formal Nasdaq approval that the proposed amendment does not require shareholder approval under Nasdaq rules (if the Committee determines to seek such approval, in its sole discretion), (b) obtaining shareholder approval of the amendment pursuant to Nasdaq rules or (c) the Committee determining in its sole discretion that the existing informal approval obtained from Nasdaq is sufficient (which, without limitation, shall be deemed to occur if the Committee elects not to seek Nasdaq formal approval).

Continued Effectiveness of the Plan. Except as expressly provided herein, the Plan shall remain in full force and effect following the date hereof.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed on December 19, 2013;

Effective September 23, 2013 (subject to the Trigger Date)

MANDALAY DIGITAL GROUP, INC.

By:	/s/ Lisa Lucero
Its Secretary